[Most & Company, LLP Letterhead]

Exhibit 23.1b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Technology Integration Group, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 2 of our report dated December 27, 2005 except for Note 8 for which the date is February 7, 2006, relating to the balance sheet of Technology Integration Group, Inc as of June 30, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2005 and 2004, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Most & Company, LLP,

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Most & Company, LLP

New York, NY

February 17, 2006